SEPARATION AND RELEASE AGREEMENT
     THIS SEPARATION AND RELEASE AGREEMENT (this “Agreement”) is made and entered into by and between MEDCATH CORPORATION, a Delaware corporation (the “Company”), and CHARLES R. SLATON whose address is 1412 Lands End Pt. N, Russellville, Arkansas 72802 (the “Executive”).
Recitals
     In recognition of the termination of the Executive’s employment with the Company under circumstances entitling him to severance benefits under Section 6.1(a) of that certain Amended and Restated Executive Employment Agreement between the Company and the Executive dated as of September 30, 2005 (the “Employment Agreement”) and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Company and the Executive agree to the following:
     1. Termination of Employment. The Executive’s employment by the Company shall terminate effective as of November 25, 2005 (the “Separation Date”). During the period from the effective date of this Agreement through the Separation Date (the “Notice Period”), the Company shall pay and provide to the Executive all salary and benefits due to the Executive under the Employment Agreement. The Executive is not authorized to perform, and will not during the Notice Period perform, any job-related duties for or on behalf of the Company, its subsidiaries or the partnerships and limited liability companies in which the Company directly or indirectly has an ownership interest (all of which entities are included within the definition of “Company” for purposes of this Agreement), except as may otherwise be directed in advance by the Chief Executive Officer of the Company.
     2. Severance Benefits. The Executive shall receive the following benefits in connection with the termination of his employment:
     (a) Severance Payment. The Company shall pay to the Executive the “Severance Payment” (as defined in the Employment Agreement) in the amount of $1,050,000 over 12 months in substantially equal bi-weekly installment payments in accordance with the Company’s normal payroll practices, less applicable withholdings and taxes, commencing within 10 business days after the later of (i) the effective date of this Agreement or (ii) the Separation Date.
     (b) Accrued but Unpaid Compensation and Expense Reimbursements. The Company shall pay to the Executive in a single lump sum payment, less applicable withholding and taxes, within 30 days after the later of (i) the effective date of this Agreement or (ii) the Separation Date the sum of (A) the “Vacation Payment” (as defined in the Employment Agreement) in the amount of $56,662.24, (B) the “Compensation Payment” (as defined in the Employment Agreement) in the amount of $-0- and (C) the “Expense Payment” (as defined in the Employment Agreement) in the amount of $-0-..
     (c) Welfare Benefits. The Executive shall be entitled to continue coverage under the Company’s group medical plan for himself and his eligible dependents for the period beginning on the Separation Date and ending on the earlier of (i) the second anniversary of the Separation Date or (ii) the date on which the Executive becomes covered under a group medical plan of a new employer (the “Coverage Period”). The Executive shall be required to contribute an amount toward the cost for such coverage during the Coverage Period that is equal to the cost paid by active employees of the Company for coverage under the Company’s group medical plan during the Coverage Period. For purposes of applying the group health plan coverage continuation requirements of Section 4980B of the Internal Revenue Code of 1986 and Section 601 et seq. of the Employee Retirement Income Security Act of 1974, as amended, the “qualifying event” shall be the termination of the Executive’s employment with the Company on the Separation Date.
     The Executive shall have the right and option to convert his group coverage under the Company’s long-term disability and life insurance plans to individual coverage. The Executive shall be solely responsible for the full cost and expense of such converted individual coverage.
     3. Stock Option Awards. The Executive was awarded options to purchase 325,000 shares of the Company’s common stock under the Company’s 1998 Stock Option Plan for Key Employees. As of the date of this Agreement, the following options to purchase 97,500 shares of the Company’s common stock (the “Vested Options”) had become fully vested and exercisable:

Grant Date	# of Vested Options	Exercise Price
3 Sept 2003	65,000	$9.34
12 Dec 2003	24,200	$9.95
7 Jan 2004	8,300	$10.58
The Vested Options are and shall remain exercisable as provided by their terms from the date of this Agreement through the close of business on Thursday, February 23, 2006. The remaining options awarded to the Executive to purchase 227,500 shares of the Company’s common stock shall be forfeited and cancelled as of the Separation Date. Executive acknowledges that any exercise of options or sale of the Company’s stock on or prior to November 25, 2005 shall continue to be subject to the terms of the Company’s policy on trading in its securities by its executives and employees, and thereafter, and at all times, any such trading shall continue to be subject to Executive’s compliance with applicable securities laws and regulations regarding such trading of securities.
     4. Intentionally Omitted.

     5. Continuing Applicability of Employment Agreement Covenants.
     (a) Non-Competition. The Executive agrees that for a period of 1 year from the Separation Date, the Executive will not engage in or have an interest, either directly or indirectly, whether as a shareholder, partner, owner, investor, officer, director, advisor, consultant or as an employee who has any substantially similar types of employment responsibilities as Executive had with the Company, in any Competitive Business (other than an ownership position by the Executive of less than 5% in any company whose shares are publicly traded) which is located or which operates within 50 miles of:
     (i) any hospital or fixed site cardiac catheterization lab in each case which the Company owns or manages or the Company’s corporate headquarters, or
     (ii) any location with respect to which the Company was actively developing or negotiating as of the Separation Date to own or manage a hospital, cardiac catheterization lab or a hospital’s cardiology or cardiovascular surgery program (for purposes of this section, the term “actively developing or negotiating” means either definitive documents, a letter of intent, memorandum of understanding or other comparable document had been executed or the material terms thereof were being actively negotiated).
For purposes of this Section, the term “Competitive Business” means any entity that owns or manages hospitals or cardiac catheterization labs and that derives, directly or indirectly, more than 10% of its gross annual revenue from providing cardiology or cardiovascular-related healthcare services. The Executive and the Company agree that this covenant not to compete is a reasonable covenant under the circumstances, and further agree that if in the opinion of any court of competent jurisdiction such restraint is not reasonable in any respect, such court shall have the right, power and authority to excise or modify such provision or provisions of this covenant as to the court shall appear not reasonable and to enforce the remainder of the covenant as so amended. The Company and the Executive acknowledge and agree that the Executive may at any time during the 1 year period following the Separation Date request a waiver of the foregoing restrictions on his employment during such period in connection with an actual job offer he has received from a prospective employer or a position with a prospective employer he intends to actively pursue, and the Company may grant or reject such wavier request in its sole discretion.
     (b) Non-solicitation of Company Employees. The Executive agrees that for a period of 1 year from the Separation Date, the Executive will not, on his own behalf or on behalf of any person, firm or company, directly or indirectly, solicit or offer employment to any person who has been employed by the Company or its subsidiaries at any time during the 12 months immediately preceding such solicitation.

     (c) Company Confidential Information. The Executive will not, without the prior written consent of the Company, use, divulge, disclose or make accessible to any other person, firm, partnership, corporation or other entity any Confidential Information (as hereinafter defined) pertaining to the business of the Company or any of its subsidiaries, except when required to do so by a court of competent jurisdiction, by any governmental agency having supervisory authority over the business of the Company, or by any administrative body or legislative body (including a committee thereof) with jurisdiction to order the Executive to divulge, disclose or make accessible such information. For purposes of this Section, the term “Confidential Information” means non-public information concerning the financial data, strategic business plans, and other non-public, proprietary and confidential information of the Company, its subsidiaries, Kohlberg Kravis Roberts & Co., Welsh, Carson, Anderson & Stowe VII, L.P., or their respective affiliates as in existence as of the date of Executive’s termination of employment that, in any case, is not otherwise available to the public (other than by the Executive’s breach of the terms hereof). Confidential Information further includes without limitation customer information, vendors, operations and operating procedures, pricing, financial information, technology, marketing strategies, design of facilities, employment practices, contractual agreements, and trade secrets.
     6. Confidentiality. The Executive agrees to keep the terms of this Agreement in strict confidence and not to disclose this document or its contents to any person other than his attorney, accountant, and spouse. Furthermore, to the extent the Executive is permitted to disclose such information, he agrees to inform the person receiving such information of this confidentiality obligation and hereby warrants that the person receiving such information shall be similarly bound to this confidentiality obligation.
     7. Release.
     (a) By the Company. In consideration of the Executive’s promises set forth in this Agreement and the performance thereof, the Company, for itself, and its affiliates and their respective officers, directors, employees, agents, successors and assigns, hereby releases and forever discharges the Executive from all claims or liabilities the Company or any of said entities or any third parties (including officers, directors and employees of the Company or its affiliates) have or might have as a result of the Executive’s status as an officer, director or employee of the Company or any of said entities or the termination of that status; provided, however, that this release shall not apply to any claims the Company may have, now or hereafter, which arise out of or are relate to the Executive’s dishonesty with respect to the Company or its affiliates or which arise out of any violation of this Agreement. As of the date of this Agreement, the Company has no knowledge of any potential claim against the Executive that would not be released by this Section.
     (b) By the Executive. The Executive, for himself, his heirs, executors, administrators, and assigns, hereby releases, waives, and forever discharges any and all claims or liabilities against the Company, its affiliates, predecessors, successors or assigns, and their respective officers, directors, trustees, Executives, representatives and agents, from any and all claims or liabilities of whatever kind or nature which he has ever had or which he now has, known or unknown, including, but not limited to, any and all claims or counterclaims for breach of contract, breach of fiduciary duty, unfair competition, defamation, wrongful or unlawful discharge, discrimination, constructive discharge, for past or future wages, salary, bonuses, earnings, restricted stock, deferred compensation or other forms of compensation, claims or counterclaims for violations of Title VII of the Civil Rights Act of 1964 as amended, 42 U.S.C. § 2000(e) et seq., the Americans with Disabilities Act, the Age Discrimination in Employment Act (ADEA), 29 U.S.C. § 621 et seq., or the Employee Retirement Income Security Act of 1974, and all amendments thereto, violations of any federal, state and/or municipality whistle-blowing statutes or laws or fair employment statutes or laws, or violations of any other law, rule, regulation, or ordinance pertaining to employment, wages, hours, stock ownership, or any other terms and conditions of employment and termination of employment, and any other claims, counterclaims and/or third-party claims, which have been, or could have been, asserted by Executive in any court, arbitration, or other forum arising out of or in any way related to the relationship between the Executive and the Company or the termination thereof, to the fullest extent permitted by law. Provided, however, that the foregoing release shall not apply to (i) claims that may arise after the date this Agreement is executed or from a violation of this Agreement, or (ii) claims for the Executive’s vested and accrued benefits as of the Separation Date under the Company’s employee benefit plans, including the MedCath Incorporated 401(k) Profit Sharing Plan and Trust and the MedCath Corporation 401(k) Restoration Plan.
NOTE: This Agreement applies to age discrimination claims under the Age Discrimination in Employment Act (ADEA), 29 U.S.C. § 621 et seq., as amended by the Older Workers Benefit Protection Act (OWBPA) (these laws prohibit age discrimination in employment or benefits as to individuals 40 years of age and older). Under the OWBPA, the Executive has the right to consider this Agreement for 21 days before accepting it. Before signing this Agreement, the Executive is advised to consult with an attorney of his choice, at the Executive’s expense. Further, under the OWBPA the Executive has the right to revoke this Agreement at any time within the 7 day period following the date the Executive signs this Agreement. This Agreement shall not become effective or enforceable until the 7 day revocation period expires. Finally, this Agreement does not interfere with the Executive’s right to file a charge or participate in a proceeding conducted by the Equal Employment Opportunity Commission (EEOC); however, the Executive acknowledges and agrees that this Agreement does waive and release the Executive’s ability to claim any monetary recovery or damages should the EEOC pursue claims on the Executive’s behalf.
     8. Revocation Right. If the Executive desires to revoke this Agreement during the 7 day period following the Executive’s execution and delivery of this Agreement, the Executive shall provide notice to the Company no later than midnight on the last day of the 7 day revocation period. Notice should be given by submitting a written statement of revocation via hand delivery, mail, fax, or e-mail to Philip D. Song, Esq., MedCath Corporation, 10720 Sikes Place, Suite 300, Charlotte, North Carolina 28277, Facsimile (704) 708-5035 and e-mail address: phil.song@medcath.com. Notice may also be given by calling or leaving a voice mail message for Philip D. Song, Esq. at (704) 708-6610 ext. 1126 before midnight on the last day of the 7 day revocation period, then immediately confirming the call or message with written notice as stated above. The Executive’s revocation must be in writing to be effective.

     9. Compliance with Older Workers Benefit Protection Act: By signing this Agreement, the Executive specifically acknowledges and represents that:
     (a) The Executive has been given a period of 21 days to consider the terms of this Agreement;
     (b) The terms of this Agreement are clear and understandable to the Executive;
     (c) The terms and benefits set forth in this Agreement were individually negotiated between the Executive and the Company and the Executive was not offered, nor is he participating in, an exit incentive or employment termination program offered to a group or class of Company employees;
     (d) The benefits the Company will provide to the Executive under this Agreement exceed the benefits that Executive was otherwise entitled to receive as an employee of the Company;
     (e) The Executive has been advised to consult with an attorney (at Executive’s expense) prior to signing this Agreement; and
     (f) The Executive has been advised that he has the right to revoke this Agreement at any time within the 7 day period following his signature of this Agreement.
     10. Scope of Agreement. The Executive and Employer agree that this constitutes a full resolution and satisfaction of all duties and obligations arising out of their previous employment relationship and supersedes any other agreement, whether express or implied, regarding terms and conditions of employment. Both parties acknowledge that they have carefully reviewed and understand the terms of this Agreement.
     11. Enforcement. Executive and the Company agree that the covenant not to compete described in Section 5 is a reasonable covenant under the circumstances, and further agree that if in the opinion of any court of competent jurisdiction such restraint is not reasonable in any respect, such court shall have the right, power and authority to excise or modify such provision or provisions of the covenant as to the court shall appear not reasonable and to enforce the remainder of the covenant as so amended. The Executive agrees that any breach of the covenants contained in Sections 5 or 6 of this Agreement would irreparably injure the Company. Accordingly, the Executive agrees that the Company may, in addition to pursuing any other remedies it may have in law or in equity, cease making any payments otherwise required by this Agreement and obtain an injunction against Executive from any court having jurisdiction over the matter restraining any further violation of this Agreement by the Executive.
     12. Governing Law and Venue. This Agreement shall be governed by and construed in accordance with the internal laws of the State of North Carolina. The Executive consents to the exclusive jurisdiction of any federal or state court sitting in Mecklenburg County, North Carolina in any dispute arising from this Agreement.
     13. Intentionally Omitted.

     14. Modification. This Agreement constitutes the entire indivisible agreement between the parties relating to the subject matter hereof and shall not be modified, amended, altered or changed except by written agreement signed by the Company and the Executive.
     15. Effective Date. This Agreement shall not become effective and enforceable until it is signed by the Company and 8 days have passed following the Executive’s execution of this Agreement. The Executive has the right to revoke this Agreement at any time within the seven-day period following Employee’s signature of this Agreement. No attempted revocation by Employee after the expiration of this 7 day period shall have any effect on the terms of this Agreement.
     IN WITNESS WHEREOF, the Company and the Executive have signed this Agreement on the dates set forth below:

CHARLES R. SLATON

/s/ Charles R. Slaton
Date: 11/19/2005

MEDCATH CORPORATION

By: /s/ John T. Casey
Its: Chairman and Chief Executive Officer

Date: 11/22/2005

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